EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements ((i) on Forms S-3 No. 33-57119, No. 333-64381, No. 333-115083, No. 333-157286, No. 333-165811, No. 333-177049 and No. 333-198664 and (ii) on Forms S-8 No. 333-157283, No. 333-165807, No. 333-175405 and No. 333-189326)) , of our reports dated September 19, 2014, relating to our audits of the Statements of Revenues and Certain Expenses of Boonton Shopping Center and the Greenwich Properties for the year ended December 31, 2013, included in this Current Report on Form 8-K/A.

/s/ PKF O'Connor Davies
A Division of O'Connor Davies, LLP

New York, New York
September 19, 2014